Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall, GO7 Minneapolis, MN 55401-1927 (612) 215-5300 www.xcelenergy.com

Oct. 31, 2008

Xcel Energy, enXco join in major wind farm developments in Minnesota, North Dakota

MINNEAPOLIS – Xcel Energy and enXco, an EDF Energies Nouvelles Company, today announced plans to develop 351 megawatts of wind power in Minnesota and North Dakota by the end of 2011, increasing the utility’s wind power resources by more than 10 percent company wide. Once developed, project ownership will be transferred to Northern States Power Co.-Minnesota, an Xcel Energy company.

“Xcel Energy already is the nation’s No. 1 wind power provider, and this agreement advances our commitment to meet aggressive renewable energy requirements,” said Richard C. Kelly, Xcel Energy’s chairman, president and CEO. “We believe our partnership with enXco also will allow us to meet our goals in a cost-effective manner for our customers.”

 The agreement between enXco and NSP-Minnesota targets approximately $900 million in investment over three years and underscores Xcel Energy’s strong commitment to renewable energy and the states it serves. It stems from a competitive bidding process Xcel Energy launched late last year, as part of its plan to meet state renewable requirements. The agreement also is consistent with Xcel Energy’s commitment to meeting its customers’ needs in an economic and environmentally sound manner and includes the company’s first major wind undertaking in North Dakota.

Under the agreement, Xcel Energy will seek regulatory approvals to develop a 201-megawatt project in southwestern Minnesota’s Nobles County, called the Nobles Wind Project, and a 150-megawatt project in Dickey and McIntosh counties in southeastern North Dakota, called the Merricourt Wind Project. The projects are expected to be operational by the end of 2010 and 2011, respectively. Together, the projects will produce enough electricity to power approximately 110,000 homes.

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Said Minnesota Gov. Tim Pawlenty: “Wind power has great potential for providing clean, renewable energy. Xcel Energy’s leadership is very important as we work to meet Minnesota’s goal of securing 25 percent of our energy from renewable sources by the year 2025.  More wind power in Minnesota means more clean energy and additional opportunities to create green jobs related to this type of development.”

The agreement with enXco builds on the experience the two companies gained through their joint development of the 100-megawatt Grand Meadow wind farm near Austin in southeastern Minnesota, the first wind farm owned by Xcel Energy in Minnesota. Xcel Energy also purchases power from three projects developed and owned by enXco in southwestern Minnesota, including the Fenton Wind Project, Chanarambie Wind Farm and Viking Wind Project. When Grand Meadow begins generating electricity late this year, Xcel Energy will have more than 1,200 megawatts of wind-powered generation on its Upper Midwest system.

“enXco is pleased to extend an already successful relationship with Xcel Energy and to continue to add renewable resources to the energy supply mix in the Upper Midwest,” said Steve Peluso, vice president of development in the Midwest for enXco.

In addition to these proposed wind farms, Xcel Energy is aiming to complete contracts for additional Community Based Energy Development (CBED) wind projects in Minnesota. If successful, the individual projects could begin operating in 2009.

 “Owning wind farms will help us provide renewable energy at a reasonable cost to our customers while demonstrating our commitment to the communities we serve,” said Dave Sparby, president and CEO of NSP-Minnesota. “This level of new investment is appropriate even in these challenging economic times, given the value the wind projects will provide to our system. We believe that early wind development will be more likely to qualify for federal tax credits and reduce our cost of complying with state renewable energy standards.”

Minnesota U.S. Sens. Norm Coleman and Amy Klobuchar and U.S. Rep. Tim Walz, whose district includes Nobles County, welcomed the announcement.

“Wind energy is clean, renewable, and brings jobs to Minnesota,” Coleman said. “As a long-time supporter of wind power, I am thrilled about Xcel Energy’s new project and will continue to fight for the Production Tax Credit that makes projects like this possible.”

Klobuchar said, “I called for the Production Tax Credits because I knew they would create jobs and grow our economy, just as the Xcel Energy project plans to. We must regain world leadership in renewable-energy research and investment — the market alone will not achieve the goal without clear standards and incentives.”

Added Walz: “Xcel Energy’s innovative project is one piece to the solution of moving our nation to energy independence. This is a great example of how green jobs will put people to work in our communities while producing clean and renewable energy to power our country.”

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

enXco, an EDF Energies Nouvelles Company (PARIS: EEN), develops, constructs, operates and manages renewable energy projects throughout the United States. For more than two decades, enXco has been a leader in wind energy focusing on large-scale wind projects. Today, enXco’s portfolio includes solar and biomass technologies in an effort to help drive the nation’s transition to a sustainable energy economy. enXco is a significant owner and developer of wind-energy installations in the United States and is the largest third-party operations and maintenance provider for wind farms in North America. (www.enxco.com)